Exhibit 99.1

Contact:
Rebecca Peterson
Vice President, Corporate Communications
Alkermes, Inc.
(617) 583-6378
ALKERMES REPORTS FINANCIAL RESULTS FOR FISCAL YEAR 2006 AND
PROVIDES FINANCIAL EXPECTATIONS FOR FISCAL YEAR 2007
— Company Achieves First Profitable Year in Fiscal 2006 Driven by 119% Increase in
Total Revenues Over Fiscal 2005 —
Cambridge, MA, May 18, 2006 — Alkermes, Inc. (Nasdaq: ALKS) today reported its financial results for the fiscal year ended March 31, 2006. Net income on a GAAP basis for the fiscal year was $3.8 million or a basic and diluted earnings per share of $0.04, as compared to a net loss of $73.9 million or a basic and diluted loss per share of $0.82 in the prior year. The profitable year was driven by growth in each of the revenue categories, including the recognition of manufacturing and royalty revenues related to RISPERDAL® CONSTA® [(risperidone) long-acting injection], net collaborative profit related to work performed on VIVITROLTM (naltrexone for extended-release injectable suspension) and an increase in research and development revenues.
“We are very pleased to report our first profitable fiscal year, which is an important achievement for the Company and underscores our commitment to achieving sustained profitability and growth as we move forward,” stated James Frates, chief financial officer of Alkermes. “We enter fiscal 2007 in a strong financial position with a focus on achieving key commercial and clinical objectives, including supplying the growing demand for RISPERDAL CONSTA, preparing for the launch of VIVITROL and advancing our diabetes product candidates.”
Recent highlights for the Company include the following:

•	VIVITROL approval. In April 2006, the FDA approved VIVITROL. Following the approval, Alkermes received a milestone payment of $110 million from its commercialization partner, Cephalon, Inc. (Cephalon). Alkermes and Cephalon are preparing to launch VIVITROL in June 2006.
•	Initiation of an additional Phase III efficacy study for AIR insulin. In April 2006, Eli Lilly and Company (Lilly) and Alkermes announced the initiation of a Phase III efficacy trial of AIR® Inhaled Insulin (AIR insulin) required for registration. The study is part of the comprehensive Phase III pivotal program that began in July 2005.
•	Advancement of the clinical program for exenatide LAR. In March 2006, Alkermes, Amylin Pharmaceuticals, Inc. (Amylin) and Lilly announced the initiation of a long-term efficacy study of exenatide long-acting release (LAR) in patients with type 2 diabetes.
Pro Forma Results
Pro forma net income for fiscal 2006 was $3.5 million or a basic and diluted earnings per share of $0.04, as compared to a pro forma net loss of $64.8 million or a basic and diluted loss per share of $0.72 for the same period in 2005.
Alkermes is providing pro forma net income and net loss as a complement to results provided in accordance with generally accepted accounting principles in the U.S. (known as GAAP). The pro forma net income and net loss exclude certain noncash or nonrecurring items, and Alkermes’ management believes these pro forma measures help to indicate underlying trends in the Company’s ongoing operations.
The pro forma net income for fiscal 2006 excludes: (i) $1.1 million of noncash derivative loss associated with the provisional call structure of the Company’s 2 1/2% convertible subordinated notes; and (ii) $1.4 million of other noncash income recognized on the net increase in the fair value of warrants of publicly traded companies held in connection with certain collaboration and licensing arrangements. The pro forma net loss for fiscal 2005 excludes: (i) $4.4 million of noncash derivative income associated with the provisional call structure of the Company’s 2 1/2% convertible subordinated notes; (ii) $2.0 million of other noncash expense recognized on the net decrease in the fair value of warrants of publicly traded companies held in connection with certain collaboration and licensing arrangements; and (iii) $11.5 million in restructuring charges.
Revenues
Total revenues were $166.6 million for the year ended March 31, 2006 compared to $76.1 million for the prior year.
Manufacturing revenues from RISPERDAL CONSTA were $64.9 million for fiscal 2006 compared to $40.5 million for the prior year. The increase in manufacturing revenues was due to increased shipments of RISPERDAL CONSTA to Janssen-Cilag (Janssen), a wholly-owned division of Johnson & Johnson.
Royalty revenues were $16.5 million for fiscal 2006 compared to $9.6 million for the prior year, of which $16.5 million and $9.5 million, respectively, were related to sales of RISPERDAL CONSTA. The increase in royalty revenues for fiscal 2006 compared to the same period in 2005 was due to an increase in global sales of RISPERDAL CONSTA by Janssen.
Research and development revenue under collaborative arrangements for fiscal 2006 was $45.9 million compared to $26.0 million in fiscal 2005. The increase was primarily due to an increase in revenues related to work performed on the AIR insulin program, including a $9.0 million milestone payment the Company received from Lilly upon the initiation of the Phase III clinical program for AIR insulin, as well as additional work performed on the exenatide LAR program.
Net collaborative profit related to the VIVITROL collaboration with Cephalon was $39.3 million for fiscal 2006. This consists of milestone revenue recognized to offset expenses incurred by Alkermes on VIVITROL (see net collaborative profit table). Alkermes did not record any net collaborative profit in fiscal 2005.
Cost of Goods Manufactured
The cost of goods manufactured was $23.5 million in fiscal 2006 compared to $16.8 million for the prior year, of which $23.5 million and $14.5 million, respectively, related to

RISPERDAL CONSTA. The increase in cost of goods manufactured was due to increased shipments of RISPERDAL CONSTA to meet increased demand for the product.
Research and Development Expenses
Research and development expenses were $89.1 million in fiscal 2006 compared to $91.1 million for the prior year, primarily reflecting a decrease in costs related to the clinical trial program for VIVITROL.
Selling, General and Administrative Expenses
Selling, general and administrative expenses were $40.4 million in fiscal 2006 compared to $28.8 million for the prior year, reflecting an increase in selling and marketing costs related in part to increased commercial activities, including the addition of Alkermes’ field personnel, as the Company prepares for the commercialization of VIVITROL.
Interest Income/Expense
Interest income was $11.6 million in fiscal 2006 compared to $3.0 million for the prior year. The increase in interest income was primarily due to higher average cash and investment balances held and higher interest rates during fiscal 2006 as compared to fiscal 2005. Interest expense increased to $20.7 million in fiscal 2006, compared to $7.4 million for the prior year, due to interest on the Non-recourse RISPERDAL CONSTA Secured 7% Notes.
Cash and Investments
At March 31, 2006, Alkermes had total cash and total investments of $303.1 million compared to $207.5 million at the end of the previous fiscal year. This excludes the receipt of the $110 million milestone payment from Cephalon following the approval of VIVITROL in April 2006.
Financial Expectations for Fiscal 2007
The following outlines the Company’s financial expectations for the fiscal year ending March 31, 2007. These pro forma financial expectations exclude the impact of stock based compensation expense related to the Company’s adoption of SFAS 123R.

Certain statements set forth below constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For information with respect to factors that could cause Alkermes’ actual results to differ materially from its expectations, please see the risk factors provided at the end of this press release and within reports filed by Alkermes with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, including the annual report on Form 10-K for the year ended March 31, 2006, which the Company expects to file in June 2006.
•	Revenues: The Company expects total revenues for fiscal 2007 to range from $200 to $222 million.

The Company expects manufacturing revenues to range from $85 to $95 million. The anticipated increase in manufacturing revenues is the result of an expected increase in shipments of RISPERDAL CONSTA, as well as the start of commercial shipments of VIVITROL. Estimates relating to VIVITROL are based on an assumption of sales ranging from $35 to $45 million for fiscal 2007; sales estimates of first-in-class drugs in the pre-launch phase are inherently uncertain.

The expected manufacturing revenues for RISPERDAL CONSTA range from $75 to $80 million and are based on a purchase forecast from Janssen. The expected manufacturing revenues for VIVITROL range from $10 to $15 million. Both Janssen and Cephalon have the right to change the timing and amount of their purchases. In addition, the Company’s revenue estimates are dependent upon Alkermes’ ability to manufacture sufficient quantities of RISPERDAL CONSTA and VIVITROL to meet its partners’ estimates.

The Company expects royalty revenues from RISPERDAL CONSTA to range from $20 to $22 million. This expectation assumes continued sales growth in the U.S. and around the world. Alkermes relies on sales projections received from Janssen to determine royalty revenue expectations and such projections may not be accurate. RISPERDAL CONSTA sales results are dependent on Janssen.

The Company expects research and development revenues to range from $50 to $55 million. This estimate assumes continued development of the Company’s key partnered programs. Research and development revenues, which are received from Alkermes’ corporate partners, can fluctuate as these partners may terminate or change the scope or timing of the programs at any time.

The Company expects net collaborative profit to range from $45 to $50 million. This reflects the recognition of milestone revenue to offset the expected spending by Alkermes on VIVITROL during fiscal 2007, and also the recognition of milestone revenue related to the license provided by the Company to Cephalon. Spending on the VIVITROL program is approved jointly by Alkermes and Cephalon and is subject to change at any time.

•	Cost of Goods Manufactured: The Company expects cost of goods manufactured to range from $35 to $44 million. The Company expects cost of goods manufactured related to RISPERDAL CONSTA to range from $27 to $32 million. These costs are estimated based on projected orders from Janssen for RISPERDAL CONSTA and are based on the Company’s historical yields. Margins on RISPERDAL CONSTA are dependent on many factors and may vary. Orders from Janssen are subject to change at any time. The Company expects cost of goods manufactured related to VIVITROL to range from $8 to $12 million. These costs are based on manufacturing experience to date.

•	Research and Development Expenses: The Company expects research and development expenses to range from $105 to $110 million. These expectations reflect the Company’s continuing efforts to advance its pipeline toward commercialization.

•	Selling, General and Administrative Expenses: The Company expects selling, general and administrative expenses to range from $45 to $50 million. These expectations reflect increased activity by the Company’s managers, market development in the field as compared to fiscal 2006.

•	Operating Income: The Company expects operating income to range from $15 to $20 million.

•	Net Interest Expense: The Company expects net interest expense to range from $5 to $10 million. This expectation reflects interest expense on the Non-recourse RISPERDAL CONSTA Secured 7% Notes, in addition to interest expense, through August 2006, on the Company’s convertible subordinated notes, partially offset by interest income earned on cash and investments.

•	Pro Forma Net Income: The Company expects pro forma net income to range from $5 to $10 million, or a basic earnings per share of approximately $0.05 to $0.10 per share. The basic pro forma net income per share calculation is based on an estimated 100 million shares of the Company’s common stock outstanding on a weighted average basis for fiscal 2007. This includes the impact of the intended conversion of the 2 1/2% convertible subordinated notes. The pro forma net income expectation assumes no noncash derivative income or loss associated with the provisional call structure of the Company’s 2 1/2% convertible subordinated notes, no other noncash income or expense recognized on the net increase or decrease, respectively, in the fair value of warrants and no restructuring charges or recoveries. In addition, the pro forma net income expectation does not include the impact of the adoption of SFAS 123R relative to stock-based compensation expense.

•	SFAS 123R: Based on the Company’s latest expectation with respect to stock grants and the estimates used to value such grants, the Company expects the impact of SFAS 123R to be in the range of $30 to $35 million or $0.30 to $0.35 per share for fiscal 2007. The Company expects to recognize these expenses within cost of goods manufactured, research and development expenses and selling, general and administrative expenses in the approximate ratio of 15%, 30% and 55%, respectively.

Conference Call
Alkermes will host a conference call at 4:30 p.m. EDT on Thursday, May 18, 2006 to discuss these financial results and provide an update on the Company. The conference call may be accessed by dialing 1-866-847-7861 for domestic callers and 1-703-639-1428 for international callers. The conference call ID number is 902256. In addition, the call will be webcast on the investor relations section of Alkermes’ website at www.alkermes.com and archived on the site until May 23, 2006 at 5:00 p.m. EDT. A replay of the conference call will be available from 7:30 p.m. EDT on May 18, 2006 through 5:00 p.m. EDT on May 23, 2006, and may be accessed by visiting Alkermes’ website or by dialing 1-888-266-2081 for domestic callers and 1-703-925-2533 for international callers. The replay access code is 902256. Alkermes is also providing a podcast MP3 file available for download on the Alkermes website. The podcast will be available from 7:30 p.m. EDT on May 19, 2006 through 5:00 p.m. on May 26, 2006.
About Alkermes
Alkermes, Inc. is a pharmaceutical company that develops products based on sophisticated drug delivery technologies to enhance therapeutic outcomes in major diseases. The Company has two commercial products. RISPERDAL® CONSTA® [(risperidone) long-acting injection], the first and only long-acting atypical antipsychotic medication approved for use in schizophrenia, is marketed worldwide by Janssen-Cilag (Janssen), a wholly owned division of Johnson & Johnson. VIVITROLTM (naltrexone for extended-release injectable suspension) is the first and only once-monthly injectable medication approved for the treatment of alcohol dependence. The Company has a pipeline of extended-release injectable products and pulmonary drug products based on its proprietary technology and expertise. Alkermes’ product development strategy is twofold: the Company partners its proprietary technology systems and drug delivery expertise with several of the world’s finest pharmaceutical companies; and it also develops novel, proprietary drug candidates for its own account. The Company’s headquarters are in Cambridge, Massachusetts, and it operates research and manufacturing facilities in Massachusetts and Ohio.

Certain statements set forth above may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to: statements concerning future business and operating results and profitability; the likelihood of the conversion of the Company’s 2 1/2% convertible subordinated notes; the successful launch, manufacture and commercialization of VIVITROL; the timing of the launch of VIVITROL; continued revenue growth from RISPERDAL CONSTA; the successful continuation of development activities for its partnered programs; and the manufacture of exenatide LAR by Amylin, including the timelines relating to the construction of the exenatide LAR facility. Although the Company believes that such statements are based on reasonable assumptions within the bounds of its knowledge of its business and operations, the forward-looking statements are neither promises nor guarantees and the Company’s business is subject to significant risk and uncertainties and there can be no assurance that its actual results will not differ materially from its expectations. These risks and uncertainties include, among others: whether the Company will achieve the financial expectations provided; whether the Company can successfully manufacture VIVITROL at a commercial scale or economically or in sufficient quantities to supply the market; whether VIVITROL will be launched and commercialized successfully by Alkermes and its partner, Cephalon; whether sales of VIVITROL will meet forecasted estimates; whether third party payors will cover or reimburse VIVITROL after launch; whether the Company can continue to manufacture RISPERDAL CONSTA on a commercial scale or economically or in sufficient quantities to supply the market; whether RISPERDAL CONSTA will continue to be commercialized successfully by its partner Janssen; whether the Company is able to successfully and efficiently scale up and manufacture its product candidates; whether advancement of the Company’s partnered product candidates will be delayed due to actions or decisions by its partners with regard to development and regulatory strategy, timing and funding which are out of its control, and the outcome of clinical and preclinical work the Company and its partners are pursuing; the Company’s ability to transfer manufacturing technology to Amylin and Amylin’s ability to successfully operate the manufacturing facility for exenatide LAR; decisions by the FDA or foreign regulatory authorities regarding the Company’s product candidates; potential changes in cost, scope and duration of clinical trials; and whether RISPERDAL CONSTA, VIVITROL and the Company’s product candidates, in commercial use, may have unintended side effects, adverse reactions or incidents of misuse that could cause the FDA or other health authorities to require post approval studies or require removal of its products from the market. For further information with respect to factors that could cause the Company’s actual results to differ materially from expectations, reference is made to the reports the Company filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The forward-looking statements made in this release are made only as of the date hereof and the Company disclaims any intention or responsibility for updating predictions or financial expectations contained in this release.
(tables follow)
RISPERDAL® CONSTA® is a registered trademark of Johnson & Johnson Corporation; VIVITROLTM is a trademark of Cephalon, Inc.; AIR® is a registered trademark of Alkermes, Inc.

Alkermes, Inc. and Subsidiaries
Quarterly Financial Data Fiscal Year 2006

	Three Months Ended				Year Ended
(Unaudited)	June 30,	September 30,	December 31,	March 31,	March 31,
(In thousands, except per share data)	2005	2005	2005	2006	2006
					(Audited)
Revenues:
Manufacturing revenues	$13,983	$13,526	$14,715	$22,677	$64,901
Royalty revenues	3,604	4,035	4,228	4,665	16,532
Research and development revenue under collaborative arrangements	7,251	16,733	9,951	11,948	45,883
Net collaborative profit	—	12,394	12,524	14,367	39,285

Total Revenues	$24,838	$46,688	$41,418	$53,657	$166,601

Expenses:
Cost of goods manufactured	4,517	4,360	6,077	8,535	23,489
Research and development	21,622	19,370	22,501	25,575	89,068
Selling, general and administrative	8,952	9,109	9,332	12,990	40,383

Total Expenses	35,091	32,839	37,910	47,100	152,940

Operating Income (Loss)	(10,253)	13,849	3,508	6,557	13,661

Other Income (Expense):
Interest income	1,631	3,019	3,278	3,641	11,569
Other income (expense), net	320	599	113	(699)	333
Derivative loss related to convertible subordinated notes	(266)	(503)	(315)	—	(1,084)
Interest expense	(5,169)	(5,212)	(5,177)	(5,103)	(20,661)

Total Other Income (Expense)	(3,484)	(2,097)	(2,101)	(2,161)	(9,843)

Net Income (Loss)	($13,737)	$11,752	$1,407	$4,396	$3,818

Earnings (Loss) per common share:
Basic	($0.15)	$0.13	$0.02	$0.05	$0.04

Diluted	($0.15)	$0.12	$0.01	$0.04	$0.04

Weighted Average Number of Common Shares Outstanding:
Basic	90,410	90,558	91,505	91,802	91,022

Diluted	90,410	96,559	96,720	99,754	97,377

This quarterly financial data should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2006, which will be filed in June 2006.

Alkermes, Inc. and Subsidiaries
Selected Financial Information

	Year	Year
	Ended	Ended
Condensed Consolidated Statements of Operations	March 31,	March 31,
(In thousands, except per share data)	2006	2005

Revenues:
Manufacturing revenues	$64,901	$40,488
Royalty revenues	16,532	9,636
Research and development revenue under collaborative arrangements	45,883	26,002
Net collaborative profit	39,285	—

Total Revenues	166,601	76,126

Expenses:
Cost of goods manufactured	23,489	16,834
Research and development	89,068	91,065
Selling, general and administrative	40,383	28,823
Restructuring	—	11,527

Total Expenses	152,940	148,249

Operating Income (Loss)	13,661	(72,123)

Other Income (Expense):
Interest income	11,569	3,005
Other income (expense), net	333	(1,789)
Derivative (loss) income related to convertible subordinated notes	(1,084)	4,385
Interest expense	(20,661)	(7,394)

Total Other Income (Expense)	(9,843)	(1,793)

Net Income (Loss)	$3,818	($73,916)

Earnings (Loss) per Common Share:
Basic	$0.04	($0.82)

Diluted	$0.04	($0.82)

Weighted Average Number of Common Shares Outstanding (GAAP and Pro Forma):
Basic	91,022	90,094

Diluted	97,377	90,094

Pro Forma Reconciliation:
Net Income (Loss)-GAAP	$3,818	($73,916)
Restructuring	—	11,527
Net (increase) decrease in the fair value of warrants	(1,358)	1,961
Derivative loss (income) related to convertible subordinated notes	1,084	(4,385)

Net Income (Loss)-Pro Forma	$3,544	($64,813)

Pro Forma Earnings (Loss) per Common Share:
Basic	$0.04	($0.72)

Diluted	$0.04	($0.72)

Condensed Consolidated Balance Sheets	March 31,	March 31,
(In thousands)	2006	2005

Cash, cash equivalents and total investments	$303,112	$207,470
Receivables, prepaid expenses and other current assets	42,584	21,395
Inventory	7,341	3,766
Property, plant and equipment, net	112,917	95,188
Other assets	11,209	11,055

Total Assets	$477,163	$338,874

Unearned milestone revenue — current portion	$83,338	$—
Other current liabilities	42,322	23,668
Unearned milestone revenue — long-term portion	16,198	—
Non-recourse Risperdal Consta Secured 7% Notes	153,653	150,730
Other long-term debt	125,865	125,755
Other long-term liabilities	7,571	4,609
Redeemable convertible preferred stock	15,000	30,000
Total shareholders’ equity	33,216	4,112

Total Liabilities, Redeemable Convertible Preferred Stock and Shareholders’ Equity	$477,163	$338,874

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2006, which will be filed in June 2006.

Alkermes, Inc. and Subsidiaries
Net Collaborative Profit — VIVITROL Collaboration
(In thousands)

Year Ended
March 31,
2006
Milestone revenue recognized to offset expenses incurred on VIVITROL:
Alkermes, Inc. expenses incurred under the collaboration (1)	$19,790
Cephalon, Inc. expenses incurred under the collaboration (1)	21,179
Alkermes, Inc. expenses incurred outside the collaboration (2)	19,495

60,464

Milestone revenue recognized with respect to license (3)	—

Payments made to Cephalon, Inc. (4)	(21,179)

Net Collaborative Profit	$39,285

Notes
(1)	Expenses incurred under the collaboration by both Alkermes, Inc. and Cephalon, Inc., of $41.0 million, contribute to the cumulative losses on VIVITROL. Alkermes, Inc. is responsible for the first $120 million of these net product losses through December 31, 2007.

(2)	Alkermes, Inc. is solely responsible for the FDA approval of VIVITROL, and the successful completion of the first VIVITROL manufacturing line.

(3)	Milestone revenue related to the license commences upon FDA approval of VIVITROL. VIVITROL was approved by the FDA on April 13, 2006.

(4)	Alkermes, Inc. is responsible for the first $120 million of net product losses through December 31, 2007 and consequently reimburses Cephalon, Inc. for its expenses during this period.
This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2006, which will be filed in June 2006.